THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

MEDIX RESOURCES, INC.

COMMON STOCK PURCHASE WARRANT

          1.           Issuance; Certain Definitions. In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by MEDIX RESOURCES, INC., a Colorado corporation (the "Company"), [______________],or registered assigns (the "Holder") is hereby granted the right to purchase at any time until 5:00 P.M., New York City time, on July 31, 2008 (the "Expiration Date"), [______________ ________________] (______) fully paid and nonassessable shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), at an initial exercise price per share (the "Exercise Price") of $0.__ per share, subject to further adjustment as set forth herein.

          2.           Exercise of Warrants.

          2.1           General.

                    (a)           This Warrant is exercisable in whole or in part at any time and from time to time commencing on the Commencement Date (as defined below). Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof) a completed and duly executed Notice of Exercise (substantially in the form attached to this Warrant Certificate) as provided in this paragraph. The date such Notice of Exercise is faxed to the Company shall be the "Exercise Date," provided that the Holder of this Warrant tenders this Warrant Certificate to the Company within five (5) business days thereafter. The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate the number of shares then being purchased pursuant to such exercise. Upon surrender of this Warrant Certificate, together with appropriate payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased.

                    (b)           If the Notice of Exercise form elects a "cashless" exercise, the Holder shall thereby be entitled to receive a number of shares of Common Stock equal to (w) the excess of the Current Market Value (as defined below) over the total cash exercise price of the portion of the Warrant then being exercised, divided by (x) the Market Price of the Common Stock as of the trading day immediately prior to the Exercise Date. For the purposes of this Warrant, the terms (y) "Current Market Value" shall be an amount equal to the Market Price of the Common Stock as of the trading day immediately prior to the Exercise Date, multiplied by the number of shares of Common Stock specified in such Notice of Exercise Form, and (z) "Market Price of the Common Stock" shall be the closing price of the Common Stock as reported by the Reporting Service (as defined below) for the relevant date. The term "Reporting Service" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holder and reasonably acceptable to the Company.

                    (c)           If the Notice of Exercise form elects a "cash" exercise, the Exercise Price per share of Common Stock for the shares then being exercised shall be payable in cash or by certified or official bank check.

                    (d)           The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

                    (e)           The term "Commencement Date" means the earlier of (i) January 1, 2004 or (ii) the effective date of a registration statement covering the resale by the Holder of the shares issuable on exercise of this Warrant.

          2.2           Limitation on Exercise. Notwithstanding the provisions of this Warrant or the Agreement, in no event (except (i) as specifically provided in this Warrant as an exception to this provision, or (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to exercise this Warrant, or shall the Company have the obligation to issue shares upon such exercise of all or any portion of this Warrant to the extent that, after such exercise the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrants or other rights to purchase Common Stock or through the ownership of the unconverted portion of the Debentures or other convertible securities), and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such exercise). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Warrant, further agrees that if the Holder transfers or assigns any of the Warrants to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 2.2 as if such transferee or assignee were the original Holder hereof.

          3.           Reservation of Shares. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant (the "Warrant Shares").

          4.           Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

          5.           Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

          6.           Protection Against Dilution and Other Adjustments.

          6.1           Adjustment Mechanism. If an adjustment of the Exercise Price is required pursuant to this Section 6, the Holder shall be entitled to purchase such number of additional shares of Common Stock as will cause (i) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant, multiplied by (ii) the adjusted Exercise Price per share, to equal (iii) the dollar amount of the total number of shares of Common Stock Holder is entitled to purchase before adjustment multiplied by the total Exercise Price before adjustment.

          6.2           Capital Adjustments. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights.

          6.3           Adjustment for Spin Off. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then

                    (a)           the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's unexercised Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants; and

                     (b)           the Exercise Price on the Outstanding Warrants shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price by a fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the average Closing Bid Price of the Common Stock for the five (5) trading days immediately following the fifth trading day after the Record Date, and the denominator of which is the average Closing Bid Price of the Common Stock on the five (5) trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the Outstanding Warrants after the Record Date.

          7.           Transfer to Comply with the Securities Act; Registration Rights.

          7.1           Transfer. This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act") and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

          7.2           Piggy-back Registration Rights. The Holder shall have piggy-back registration rights with respect to the Warrant Shares then held by the Holder or then subject to issuance upon exercise of this Warrant (collectively, the "Remaining Warrant Shares"), subject to the conditions set forth below. If, at any time after the date hereof, the Company participates (whether voluntarily or by reason of an obligation to a third party) in the registration of any shares of the Company's stock (other than a registration on Form S-8 or on Form S-4), the Company shall give written notice thereof to the Holder and the Holder shall have the right, exercisable within ten (10) business days after receipt of such notice, to demand inclusion of all or a portion of the Holder's Remaining Warrant Shares in such registration statement; provided, however, that the foregoing provision shall not apply to any registration statement (or amendment thereto) previously filed by the Company. If the Holder exercises such election, the Remaining Warrant Shares so designated shall be included in the registration statement at no cost or expense to the Holder (other than any costs or commissions which would be borne by the Holder under the terms of the Registration Rights Agreement). The Holder's rights under this Section 7 shall expire at such time as the Holder can sell all of the Remaining Warrant Shares under Rule 144 without volume or other restrictions or limit.

          8.           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, two days after the date of deposit in the United States mails, as follows:

(i) if to the Company, to:	MEDIX RESOURCES, INC. 420 Lexington Avenue, Suite 1830 New York, NY 10170 Attn: Darryl R. Cohen Telephone No.: (212) 697-2509 Facsimile No.: (212) 681-9817
with a copy to:	Warshaw Burstein Cohen Schlesinger & Kuh, LLP 555 Fifth Avenue New York, NY 10017 Attn: Peter B. Hirshfield, Esq. Telephone No.: (212) 984-7836 Telecopier No.: (646) 349-1665
(ii) if to the Holder, to:	Richard Rosenblum 19 Horizon Drive Wayne, NJ 07470 Telecopier No.: (973) 248-1998
with a copy to:	Krieger & Prager llp, Esqs. 39 Broadway Suite 1440 New York, NY 10006 Attn: Ronald Nussbaum, Esq. Telephone No.: (212) 363-2900 Telecopier No. (212) 363-2999
Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

9. Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

10. Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements.

11. JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Warrant.

12. Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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13. Descriptive Headings. Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the 29th day of July, 2003.

MEDIX RESOURCES, INC. By: _________________________________________ (Print Name) _________________________________ (Title) _______________________________________

NOTICE OF EXERCISE OF WARRANT

The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant Certificate dated as of _____________________, _______, to purchase _________________shares of the Common Stock, $0.001 par value, of MEDIX RESOURCES, INC. and tenders herewith payment in accordance with Section 1 of said Common Stock Purchase Warrant.

_ CASH: $ _______________________________ = (Exercise Price x Exercise Shares)

Payment is being made by:

_ enclosed check

_ wire transfer

_ other _______________________

_ CASHLESS EXERCISE

Net number of Warrant Shares to be issued to Holder :                       _________*

* based on: Current Market Value - (Exercise Price x Exercise Shares)

                              Market Price of Common Stock

where:

Market Price of Common Stock ["MP"]           =                   $_______________

Current Market Value [MP x Exercise Shares] =                   $_______________

          It is the intention of the Holder to comply with the provisions of Section 2.2 of the Warrant regarding certain limits on the Holder's right to exercise thereunder. Based on the analysis on the attached Worksheet Schedule, the Holder believe this exercise complies with the provisions of said Section 2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, the Holder would have more shares than permitted under said Section, this notice should be amended and revised, ab initio, to refer to the exercise which would result in the issuance of shares consistent with such provision. Any exercise above such amount is hereby deemed void and revoked.

Please deliver the stock certificate to:

Dated: ________________________

______________________________

[Name of Holder]

By: ___________________________

NOTICE OF EXERCISE OF WARRANT

WORKSHEET SCHEDULE

1. Current Common Stock holdings of Holder and Affiliates	_____________
2. Shares to be issued on current exercise	_____________
3. Other shares eligible to be acquired without restriction	_____________
4. Total [sum of Lines 1 through 3]	_____________

5. Outstanding shares of Common Stock	_____________
6. Adjustments to Outstanding
a. Shares from Line 1 not included in Line 5	____________
b. Shares to be issued per Line 2	____________
c. Total Adjustments [Lines 6a and 6b	_____________
7. Total Adjusted Outstanding [Lines 5 plus 6c]	_____________

8. Holder's Percentage [Line 4 divided by Line 7]	_____________%
[Note: Line 8 not to be above 4.99%]